Exhibit 99.1

CONTACT:	Chris Doll (Investors)	FOR IMMEDIATE RELEASE
	513-534-2345	MARCH 7, 2019
Gary Rhodes (Media)
513-534-4225

Fifth Third Bancorp Receives Regulatory Approvals

For Merger with MB Financial

Expects to close on March 22, 2019

Cincinnati, Ohio and Chicago, Illinois – Fifth Third Bancorp (Nasdaq: FITB) and MB Financial, Inc. (Nasdaq: MBFI) jointly announced today that Fifth Third Bancorp has received all necessary regulatory approvals for completion of the transactions contemplated in the companies’ merger agreement dated May 20, 2018. The merger received the necessary approvals from MB Financial common stockholders in September 2018.

Subject to the completion of the remaining customary closing conditions, it is anticipated that the closing of the transaction will take place on March 22, 2019. Primary systems conversion is expected to occur in early May 2019, and MB Financial Bank customers will receive notifications relating to the conversion and the merger of the two banks.

At present, the Chicago deposit market share of the combined company would rank it third in estimated retail deposits among the nearly 200 banks in the local marketplace. Additionally, approximately 1 in 5 Chicago area middle market businesses will bank with the combined company.

“We are very pleased to receive the regulatory approvals,” said Greg D. Carmichael, chairman, president and CEO of Fifth Third Bancorp. “From the outset, we have viewed MB Financial as a unique partner in our efforts to build scale in this strategically important market. We are very excited about the future prospects for the combined company.”

Mitch Feiger, president and CEO of MB Financial, Inc. will assume the role of chairman and CEO for Fifth Third’s Chicago region, effective with the closing. He said, “We look forward to completing the merger. I appreciate all of the work that has gone into our planning efforts. We have placed the customer at the center throughout this process to help ensure a smooth transition. We are excited to fully leverage the combined talent of our organizations and our complementary capabilities for the benefit of our customers and the communities we serve.”

Fifth Third acknowledged its expanding presence in the Chicago area by increasing its commitment to the area by $2 billion, after consultation with its local Community Advisory Forum. Fifth Third now plans to invest $5.6 billion in the Chicago area for the period 2016 through 2020, including mortgage credit access, small business loans and investments, community development loans, and Community Development Corporation (CDC) investments.

About Fifth Third Bancorp (Nasdaq: FITB)

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2018, the Company had $146 billion in assets and operates 1,121 full-service Banking Centers, and 2,419 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2018, had $356 billion in assets under care, of which it managed $37 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.”

About MB Financial, Inc. (Nasdaq: MBFI)

MB Financial Inc. is the Chicago-based holding company for MB Financial Bank, which has approximately $20 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. Learn more about MB Financial, Inc. at http://www.mbfinancial.com

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Fifth Third Bancorp has filed with the SEC a Registration Statement on Form S-4 that includes the Proxy Statement of MB Financial, Inc. and a Prospectus of Fifth Third Bancorp, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Fifth Third Bancorp and MB Financial, Inc., may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Fifth Third Bancorp at ir.53.com or from MB Financial, Inc. by accessing MB Financial, Inc.’s website at investor.mbfinancial.com.

Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Fifth Third Investor Relations at Fifth Third Investor Relations, MD 1090QC, 38 Fountain Square Plaza, Cincinnati, OH 45263, by calling (866) 670-0468, or by sending an e-mail to ir@53.com or to MB Financial, Attention: Corporate Secretary, at 6111 North River Road, Rosemont, Illinois 60018, by calling (847) 653-1992 or by sending an e-mail to dkoros@mbfinancial.com.

Fifth Third Bancorp and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MB Financial, Inc. in respect of the transaction described in the Proxy Statement/Prospectus. Information regarding Fifth Third Bancorp’s directors and executive officers is contained in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 6, 2019, which are filed with the SEC. Information regarding MB Financial, Inc.’s directors and executive officers is contained in its Proxy Statement on Schedule 14A filed with the SEC on April 3, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Fifth Third Bancorp’s and MB Financial, Inc.’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Fifth Third Bancorp’s and MB Financial, Inc.’s reports filed with or furnished to the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the ability to meet closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating the businesses of MB Financial, Inc. or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Fifth Third Bancorp’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

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